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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*



                           HUDSON HIGHLAND GROUP, INC.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                    443792106
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                                 (CUSIP Number)


                                   May 7, 2003
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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--------------------------                            --------------------------
CUSIP NO.  443792106              SCHEDULE 13G                 PAGE 2 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  P&S CAPITAL PARTNERS, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           228,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      228,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  228,000
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.7%
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.  443792106              SCHEDULE 13G                 PAGE 3 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  P&S CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           187,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      187,000
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  187,000
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.2%
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12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company
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CUSIP NO.  443792106              SCHEDULE 13G                 PAGE 4 OF 8 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DANIEL L. NIR
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (A) [ ]
                                                                      (B) [ ]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      50,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           450,000
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             50,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      450,000
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  500,000
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.9%
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12.               TYPE OF REPORTING PERSON*

                  IN
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                                  SCHEDULE 13G
CUSIP NO. 443792106                                                 Page 5 of 8
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ITEM 1.


      (a) Name of Issuer: Hudson Highland Group, Inc.
                         ------------------------------

      (b) Address of Issuer's Principal Executive Offices:

                      622 Third Avenue, New York, NY 10017
                     ---------------------------------------

ITEM 2.

(a) and (c) Name and Domicile/Citizenship of Persons Filing:

        (i) P&S Capital Partners, LLC, a Delaware limited liability company.
        (ii) P&S Capital Management, LLC, a Delaware limited liability company.
        (iii) Daniel L. Nir, a United States citizen.

(b) and (f) Each of the Reporting Persons has a business address of

              527 Madison Avenue, 11th Floor, New York, NY 10022.
             ------------------------------------------------------

(d) Title of Class of Securities:  Common Stock
                                 -----------------
(e) CUSIP Number:  443792106
                 -------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)
              (ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

                                  SCHEDULE 13G
CUSIP NO. 443792106                                                 Page 6 of 8
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ITEM 4.   OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      P&S CAPITAL PARTNERS, LLC*

      (a) Amount Beneficially Owned:  228,000
                                    --------------------------------------------
      (b) Percent of Class:  2.7%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   228,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 228,000
                                                                       ---------


      P&S CAPITAL MANAGEMENT, LLC**

      (a) Amount Beneficially Owned:  187,000
                                    --------------------------------------------
      (b) Percent of Class:  2.2%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   0
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   187,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 187,000
                                                                       ---------


      Daniel L. Nir***

      (a) Amount Beneficially Owned:  500,000
                                    --------------------------------------------
      (b) Percent of Class:  5.9%
                           -----------------------------------------------------
      (c) Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:   50,000
                                                        ------------------------
          (ii) shared power to vote or to direct the vote:   450,000
                                                          ----------------------
          (iii) sole power to dispose or to direct the disposition of:  50,000
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 450,000
                                                                       ---------
-----------------------

* Shares reported for P&S Capital Partners, LLC reflect shares beneficially owned by a private investment partnership of which P&S Capital Partners, LLC is the General Partner.

** Shares reported for P&S Capital Management, LLC reflect shares beneficially owned by a private investment corporation and shares beneficially owned by a private trust fund. P&S Capital Management, LLC is the Investment Manager of these entities.

*** Shares reported for Daniel L. Nir include shares reported for P&S Capital Partners, LLC and P&S Capital Management, LLC, of which Mr. Nir is the Managing Member. Shares reported for Mr. Nir also include shares beneficially owned by a private limited liability company, of which an LLC in which Mr. Nir is a Managing Member is the Investment Manager, and further include shares beneficially owned by two private limited liability companies, of which Mr. Nir is the Investment Manager.

                                  SCHEDULE 13G
CUSIP NO. 443792106                                                 Page 7 of 8
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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF  A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable


ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G
CUSIP NO. 443792106                                                 Page 8 of 8
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                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.




Dated:  May 15, 2003




                                    P&S CAPITAL PARTNERS, LLC


                                    By: /s/ Greg Pearson
                                       -----------------------------------------
                                       Greg Pearson, Chief Financial Officer



                                    P&S CAPITAL MANAGEMENT, LLC


                                    By: /s/ Greg Pearson
                                       -----------------------------------------
                                          Greg Pearson, Chief Financial Officer



                                       /s/ Daniel L. Nir
                                       -----------------------------------------
                                       Daniel L. Nir